                                                                   EXHIBIT 5.01

August 5, 1998


Southwest Gas Corporation
5241 Spring Mountain Road
Las Vegas, Nevada  89102

	  Re:  Common Stock of
	       ---------------
	       Southwest Gas Corporation
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Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") filed by Southwest Gas Corporation (the "Company") with the Securities and Exchange Commission in connection with the registration of $250,000,000 aggregate offering price of Debt Securities, Preferred Stock, Depositary Shares and Common Stock, the Prospectus dated November 4, 1996 (the "Prospectus") and the Prospectus Supplement dated August 5, 1998 (the "Prospectus Supplement"), with respect to the issuance of up to 2,875,000 shares of the Company's Common Stock (the "Common Stock") thereunder. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Common Stock.

     The Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, upon the issuance and sale thereof in the manner referred to in the Prospectus and the Prospectus Supplement and the countersigning of the certificates representing the Common Stock by a duly authorized signatory of the registrar of the Common Stock, the Common Stock will be validly issued, fully paid and nonassessable.

     We consent to the inclusion of this opinion in the Current Report on Form 8-K dated August 5, 1998 which is incorporated by reference in the Registration Statement, Prospectus and Prospectus Supplement.

				Respectfully submitted,



				/s/ O'MELVENY & MYERS LLP